EXHIBIT 11.1

                     HI-LO AUTOMOTIVE, INC. AND SUBSIDIARIES
                  SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
                        (IN THOUSANDS, EXCEPT SHARE DATA)

==============================================================================================
               COLUMN A                                             COLUMN B
----------------------------------------------------------------------------------------------
                                                 THREE MONTHS ENDED           NINE MONTHS ENDED
                                                   SEPTEMBER 30,                 SEPTEMBER 30,
                                            ---------------------------   ---------------------------
                                                1996            1995          1996            1995
                                            ------------    -----------   ------------    -----------
AVERAGE COMMON SHARES OUTSTANDING .......     10,756,350     10,734,181     10,756,350     10,733,114
COMMON EQUIVALENT SHARES RESULTING FROM
  STOCK OPTIONS ISSUED ..................              0         18,590              0         21,627
                                            ------------    -----------   ------------    -----------
AVERAGE COMMON AND COMMON EQUIVALENT
  SHARES OUTSTANDING ....................     10,756,350     10,752,771     10,756,350     10,754,741
                                            ============    ===========   ============    ===========
NET INCOME (LOSS) .......................   $    (51,659)   $       636   $    (51,905)   $     2,874
                                            ============    ===========   ============    ===========
EARNINGS PER COMMON SHARE:
  NET INCOME (LOSS) PER COMMON AND COMMON
  EQUIVALENT SHARE ......................   $      (4.80)   $       .06   $      (4.83)   $       .27
                                            ============    ===========   ============    ===========

        Earnings per share have been computed by dividing net income by the average number of common and common equivalent shares outstanding. Common equivalent shares outstanding were computed using the treasury stock method. The difference between shares for primary and fully diluted earnings per share was not significant in any period. On November 1, 1994, a note was issued that is convertible, effective November 1, 1996, into 93,859 shares of the Company's Common Stock. As of September 30, 1996, this note had no significant effect on earnings per share.